EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 19, 2024 (the “Effective Date”), between 374WATER INC., a Delaware corporation (the “Company”), and PETER MANDEL, an individual (the “Executive”).

BACKGROUND

A.

The Executive possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Executive on the terms and conditions set forth below.

B.	The Executive is willing to make the Executive’s services available to the Company on the terms and conditions set forth below

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein. Subject to any pre-employment requirements, the Executive’s employment will commence on August 19, 2024, or such other date as the Executive and the Company may agree (the “Start Date”).

2. Duties of Executive; Place of Performance.

(a) Title and Duties. During the Employment Period (as defined in Section 3, below), the Executive shall serve as General Counsel of the Company. The Executive shall diligently perform all services reasonably required of the Executive in the Executive’s capacity as General Counsel. Executive will have all of the duties, responsibilities and authority commensurate with the position of General Counsel of a comparable company, consistent with applicable law and the authorizations and instructions given from time to time by the Company’s Preident and Chief Executive Officer (“CEO”).

(b) Outside Activities. During the Employment Period, the Executive will be expected to devote Executive’s full working time and attention to the business of the Company, and Executive will not render services to any other business without the prior approval of the CEO. Notwithstanding the foregoing, Executive may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the CEO), and, subject to prior approval by the CEO, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of Executive’s duties to the Company.

(c) Additional Conditions. In addition, the Executive shall act in accordance with (i) standing instructions for the position which may be issued by the CEO from time to time; (ii) all reasonable and lawful requests, directions and/or restrictions imposed by the CEO; and (iii) all policies of the Company as prescribed from time to time. Upon termination of employment, the Executive shall return all Company equipment and other Company property in the Executive’s possession, custody or control.

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(d) Executive’s Location. During the Employment Period, the Executive’s location of employment will be Executive’s home office in California unless otherwise agreed by the Executive and the Company. The Executive acknowledges that the position of General Counsel requires domestic and international travel.

3. Employment Period. The Executive shall be employed by the Company commencing on the Start Date. The Executive’s employment by the Company shall continue until this Agreement and the Executive’s employment are terminated pursuant to Section 7 below (the “Employment Period”). For all purposes of the Agreement, no termination of the Executive’s employment shall be deemed to have occurred if the Executive is transferred during the Employment Period to any business entity which is an Affiliate of the Company. As used in this Agreement, the term “Affiliate” means, with respect to any specified person or entity (“Person”), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

4. Compensation; Benefits.

(a) Base Salary. The Executive shall receive a base salary (the “Base Salary”) at the initial rate of $225,000 per year, subject to applicable deductions, withholding and other taxes as shall be required by applicable law. The Base Salary shall be increased to $300,000 per year upon the successful closing of a capital raise by the Company. The Base Salary shall be payable biweekly in accordance with the Company’s standard payroll schedule and procedures, and will be pro-rated for the current year, as well as any other partial year of employment. Thereafter, Executive’s Base Salary shall be periodically reviewed as a part of the Company’s regular review of compensation, and will be determined by either the CEO or the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”). Any increased base salary shall thereafter constitute the Base Salary for purposes hereof.

(b) Target Bonus. Executive will be eligible for an annual bonus (the “Annual Bonus”) with a target amount equal to 50% of Executive’s then-current annual Base Salary (the “Target Bonus”). The Annual Bonus objectives and performance criteria shall be determined in consultation between Executive and the CEO on an annual basis.

(c) Benefits & Vacation. Executive will be entitled to participate in all employee retirement (401(k)), insurance, benefit and paid time off programs of the Company, including, but not limited to, any long-term incentive program, as are in effect from time to time and in which other executive officers of the Company are eligible to participate, on terms no less favorable than any other executive officer.

5. Equity. Pursuant to the terms of the Company’s 2021 Equity Incentive Plan, as amended (the “Equity Plan”) and subject to the vesting schedules set forth herein, Executive will receive the following Awards (as defined in the Equity Plan): (i) Restricted Stock Units (as defined in the Equity Plan) for up to 495,550 shares of Common Stock (as defined in the Equity Plan) and (ii) Options (as defined in the Equity Plan) to purchase up to 495,550 shares of the Company’s Common Stock (collectively, the “Executive Awards”).

The Executive Awards will be subject to Award Agreements (as defined in the Equity Plan) and vest as follows: (i) Restricted Stock Units for up to 247,775 shares of Common Stock and Options for up to 247,775 shares of Common Stock will vest over time in accordance with the terms set forth on Exhibit A attached hereto and (ii) Restricted Stock for up to 247,775 shares of Common Stock and Options for up to 247,775 shares of Common Stock will vest in accordance with the performance objective terms set forth on Exhibit A attached hereto. The per share exercise price of the Options will be the Fair Market Value (as defined in the Equity Plan) of the Common Stock determined as of the the grant date of the Options.

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6. Expense Reimbursement. Subject to such reasonable rules and guidelines as the Company may from time to time adopt for its executives generally, the Company will, in accordance with applicable Company policies and guidelines, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of services on behalf of the Company during Executive’s employment with the Company, on terms no less favorable than for any other executive officer of the Company. Subject to the preceding, the reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following Executive’s submission of proper documentation for such expenses.

7. Termination. Executive's employment may be terminated in any one of the following ways:

(a) Death. The Executive’s employment shall terminate upon the Executive’s death.

(b) Disability. The Company shall have the right to terminate the Executive’s employment as a result of the Executive’s Disability (as defined below). “Disability” shall mean (i) the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than three (3) months over any 12-month period; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for not less than three (3) months over any 12-month period, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Executive; or (iii) the Executive is determined to be totally disabled by the Social Security Administration.

(c) Termination by the Company For Cause. The Company may terminate the employment upon written notice to Executive for “Cause”. For purposes hereof, “Cause” shall mean the occurrence of one or more of the following: (i) the conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or any other action or inaction involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate; (ii) gross negligence or willful misconduct with respect to the Company or an affiliate; (iii) any act or acts of intentional dishonesty or willful misrepresentation (including by omission) of a material nature; (iv) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (v) Executive’s refusal to perform the material duties and responsibilities lawfully and ethically required to be performed by Executive under the terms of the definitive employment agreements; or (vi) a material breach by Executive of the definitive employment agreements or any other agreement to which Executive and the Company or its affiliates are parties (provided, however, failure alone to achieve any performance milestones will not be deemed a breach of this Agreement or a reason for Cause termination).

Any event described in (iv) through (vi) above shall not constitute Cause unless the Company delivers to Executive a written notice of termination for Cause describing the applicable circumstances within ninety (90) days after the Company first learns of the existence of the applicable circumstances giving rise to Cause, and within thirty (30) days following delivery of such notice, Executive has failed to cure the circumstances giving rise to Cause to the extent such circumstances may be cured.

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In the event of a termination for Cause, as enumerated above, Executive shall have no right to any Separation Benefits (as defined in Subsection 6(e) below) or other compensation accruing after the effective date of termination (the “Separation Date”), and no right to bonus not yet due and payable at the time of termination.

(d) Termination Without Cause. At any time after the Start Date, the Company may terminate the Executive’s employment without Cause.

(e) Resignation for Good Reason. At any time after the Start Date, Executive may resign Executive’s employment with or without Good Reason. For purposes hereof, “Good Reason” means the occurrence of one or more of the following without Executive’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from Executive describing the applicable circumstances (which notice must be provided by Executive within ninety (90) days of Executive’s knowledge of the applicable circumstances): (i) any adverse change in Executive’s duties, responsibilities, authority, title, status or reporting structure; (ii) a reduction in Executive’s Base Salary or bonus opportunity unless a reduction is part of an overall cost reduction program that affects all senior executives of the Company and does not disproportionately affect Executive and does not reduce Executive’s Base Salary or bonus opportunity by more than ten percent (10%); (iii) a mandated geographical relocation of Executive’s principal current home office location by more than twenty-five (25) miles; (iv) a breach by the Company of a material provision of this Agreement or any other agreement to which Executive and the Company or its Affiliates are parties; or (v) the Board not approving the Executive Awards in connection with its approval of this Agreement or upon Executive’s Start Date.

8. Effect of Termination.

(a) Resignation from All Positions. Effective as of the Separation Date, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and the Affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).

(b) Payment Through Termination. Executive shall be entitled to receive all of the Base Salary earned and all reimbursements due through the Separation Date. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided in this Section 8. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the Separation Date, except as otherwise provided in the Confidentiality Agreement (as defined in Section 12 of this Agreement) or any termination notice or separation and release agreement between the Executive and the Company.

(c) Separation Benefits. In the event the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company shall, subject to the provisions of Subsection 8(d), provide Executive with the following benefits:

(i) the Company shall pay an amount equal to six (6) months of Executive’s then-current Base Salary, which shall be paid out in substantially equal installments in accordance with the Company’s payroll practice, as in effect at the time of Executive’s termination, over a six (6) month period following the Separation Date;

(ii) the Company will provide substantially similar coverage under the Company’s then current medical, health, and vision insurance plans to Executive and his eligible dependents for a period of six (6) months provided that Executive continues to make any required employee contribution;

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(iii) any earned but unpaid Annual Bonus with respect to any completed performance period or milestone; and

(iv) if such separation occurs on the day of Executive’s first year anniversary of employment or after the first anniversary of the Start Date, (x) a pro-rated Annual Bonus for the fiscal year in which the employment is terminated equal to the pro-rated Annual Bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company, to be paid at the same time annual bonuses are paid by the Company to other executives of the Company for the fiscal year in which Executive’s employment terminated, but no later than March 15th of the calendar year following the calendar year in which Executive terminated employment, and (y) accelerated vesting with respect to the Executive Awards as if Executive had remained in the employ of the Company through the six month anniversary of the Separation Date.

(d) Notwithstanding anything to the contrary in this letter agreement, Executive shall not be entitled to any Separation Benefits unless, within twenty-one (21) or forty-five (45) days, as applicable, following the Separation Date, Executive executes and does not revoke a separation and release agreement in a form acceptable to the Company, which shall include a release against the Company, the Affiliates, and related persons and entities.

9. Indemnification. Promptly following the Start Date, the Executive and the Company will enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Company (the “Indemnification Agreement”). In addition, the Company shall maintain directors' and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other similarly situated officers and directors of the Company.

10. Governing Law. This Agreement is to be construed and enforced according to the laws of the State of California. The Parties agree that any litigation arising out of or related to this Agreement will be brought exclusively in any state or federal court in California. Each Party (a) consents to the personal jurisdiction of said courts, (b) waives any defense or objection to any proceeding maintained in such courts based on venue or inconvenient forum, and (c) except as expressly permitted above, agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

11. Employee Confidentiality, Invention Assignment and Certain Covenants Agreement. As a material inducement to the Company to enter into this Agreement, and as a condition to employment with the Company, the Executive will execute, deliver and comply with the Employee Confidentiality, Invention Assignment and Certain Covenants Agreement delivered to the Executive under separation cover (the “Confidentiality Agreement”).

12. General Provisions.

(a) Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement and the equity grant agreements, reflects the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter.

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(b) Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by email addressed as set forth herein. All notices shall be deemed given on the date of delivery. Notice shall be sent:

(i) if to the Company, addressed to:

374Water Inc.

3710 Shannon Road, #51877,

Durham, North Carolina 27717

Attention: Legal Department

e-mail: legal@374water.com

(ii) if to the Executive, to the Executive's address as reflected on the payroll records of the Company or to such other address as either party hereto may from time to time give notice of to the other.

(c) Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

(d) Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law.

(e) Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

(f) Representation. Executive confirms that he has been individually represented by legal counsel of his own choosing in negotiating the terms of this Agreement and the Confidentiality Agreement.

(g) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Executive is hereby advised to seek independent advice from Executive’s tax advisor(s) with respect to any payments or benefits under this Agreement. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits provided under this Agreement, whether pursuant to the Code, federal, state, local or foreign tax laws and regulations.

(h) Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Employment Eligibility Verification. In accordance with federal law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Start Date.

(j) Execution. This Agreement may be executed in separate counterparts, which taken together will constitute one agreement. Signatures to this Agreement transmitted via electronic mail, Docusign or similar platforms shall be valid and effective to bind the party so signing.

[Signatures Begin on Following Page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

374WATER INC.

By:	/s/Christian Gannon
Name:	Christian Gannon
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Peter Mandel
Peter Mandel

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EXHIBIT A

Equity Award Time and Performance-Based Vesting Terms

Number	Vested Amount	Vesting Schedule/Milestone	Due Date
Time Vesting	Restricted Stock Units: 247,775 shares Options: 247,775 shares	(a) 25% vesting on the first annual anniversary of Executive’s Start Date of employment and (b) the balance vesting equally on the last day of every month thereafter over the following 36 months.	N/A
Milestone 1	Restricted Stock Units: 123,887 shares Options: 123,888 shares	Fiscal year end completed with operational profit[1] (cash based).	None
Milestone 2	Restricted Stock Units: 123,888 shares Options: 123,887shares

Equal to or greater than $100M annual revenue, with linear interpolation applying between $0M annual revenue (no vesting) and $100M annual revenue (100% vesting), so long as annual revenue is at least $15M.

12/31/2028 (1)
Total Time and Performance-Based Equity Grants	Restricted Stock Units: 495,550 shares Options: 495,550 shares	-	-

__________________

(1) “Operating profit” means an amount equal to the remainder of (i) consolidated net income for such period, inclusive (i.e., without deduction with respect to) of (a) non-operating consolidated interest expense (excluding interest expense relating to the acquisition of non-RDE equipment), (b) income tax expense determined on a consolidated basis in accordance with GAAP, (c) research, development and engineering (RDE) (RDE will not be included as part of the “operating profit” calculation prior to the calculation for the fiscal year ended December 31, 2026), (d) any unusual or infrequently items as determined in accordance with GAAP resulting in losses and charges or other non-recurring items for such period, (e) all non-cash expenses related to Board, employee, or consultant compensation, (f) all other non-cash charges for such period (excluding any non-cash charge in respect of an item that was included in consolidated net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory and non-cash employee or vendor stock compensation), and (g) other costs to which the Board agrees, determined on a consolidated basis in accordance with GAAP, in each case for such period; less (ii) to the extent included in determining consolidated net income for such period, and without duplication, (a) unusual gains and (b) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to consolidated net income in calculating operational profit in accordance with this definition).

(1)  For purposes of illustration, linear interpolation will be calculated as follows:  If annual revenue equaled $13 million, no vesting would occur.  If annual revenue equaled $20 million, 20% vesting would occur.  If annual revenue equaled $20 million the next year, no additional vesting would occur.   If annual revenue instead equaled $30 million the next year, an additional 10% vesting would.  If annual revenue equaled $60 million the year after that, an additional 30% vesting would occur.

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